Exhibit 99.1

NEWS FROM

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION

REPORTS THIRD QUARTER 2004 RESULTS

Cable Television Revenue up 14%; Adjusted Operating Cash Flow up 16%

Rainbow Media Core Networks Revenue up 58%; Adjusted Operating Cash Flow up 39%

Second Consecutive Quarterly Increase in Basic Video Subscribers

Revenue Generating Units up 22%

2004 Outlook Revised

Bethpage, N.Y., November 9, 2004 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the third quarter 2004.

Consolidated Results

Consolidated third quarter net revenues increased 20% to $1.2 billion compared to the prior year period, based on continued strong growth at both Telecommunications Services and Rainbow Media’s Core Networks.  Consolidated operating income totaled $70.1 million compared to $20.0 million in the prior year period.  Consolidated adjusted operating cash flow for the quarter increased 13% to $352.9 million compared to the year-earlier period.  The increases in operating income and adjusted operating cash flow are driven by revenue increases at Telecommunications Services and Rainbow Media’s Core Networks, partially offset by Rainbow DBS operating losses.  Adjusted operating cash flow (“AOCF”), a non-GAAP financial measure, is defined as operating income (loss) before depreciation and amortization, excluding employee stock plan charges or credits and restructuring charges or credits.  Please refer to page 4 for a discussion of our use of AOCF as a non-GAAP financial measure and page 6 for a reconciliation of AOCF to operating income and net loss.

Cablevision President and CEO James L. Dolan commented:  “Strong consumer demand for Cablevision’s services generated impressive results in the third quarter for our video, high-speed data, voice and Lightpath businesses.  Cablevision continues to enjoy the industry’s leading penetration rate for high-speed data and now holds the industry’s highest digital television penetration rate.  In addition, the company experienced its second consecutive quarter of basic video subscriber growth and a record quarter for our new voice service, which added more than 74,000 customers in the three months.  These results underscore Cablevision’s success in marketing our suite of industry-leading services delivered over a state-of-the art network.”

Mr. Dolan continued: “Rainbow Media continued to achieve excellent results in the third quarter.  Driven largely by increases in advertising revenue and affiliate fee revenue, the core networks reported a 58% increase in net revenues and 39% growth in adjusted operating cash flow.  In addition, in the quarter, Cablevision advanced the plan to spin off Rainbow Media Enterprises, raising  $1.75 billion in financing for the new company and appointing co-CFOs to further solidify its management team.”

Telecommunications Services – Cable Television and Lightpath

For Telecommunications Services, which includes our Cable Television consumer services and Lightpath business services, third quarter 2004 net revenues rose 14% to $788.3 million and operating income increased 76% to $114.8 million, both compared to the prior year period.  AOCF increased 16% to $317.4 million compared to the year-earlier period.

Cable Television – Consumer Services

Cable Television, comprised of analog and digital video, high-speed data (HSD), voice and R&D/Technology, recorded third quarter net revenues of $742.8 million, up 14% compared to the prior year period.  Operating income increased 68% to $115.7 million and AOCF rose 16% to $298.9 million, each compared to the year-earlier period.  Operating income and AOCF include $6.1 million in expense in the 2003 period relating to legal and indemnification charges associated with the agreement with the YES Network.  The increases in revenue, operating income, and AOCF reflect continued strong growth in digital video, high-speed data, and voice customer relationships.

Highlights include:

•                  5,747,393 Revenue Generating Units, up 325,827 or 6% from June 2004 and up 1,033,088 or 22% from September 2003

•                  iO: Interactive Optimum digital video customers up 171,382 from June 2004 to 1,337,091

•                  Optimum Online HSD customers up 79,982 from June 2004 to 1,259,024

•                  Optimum Voice customers up 74,143 from June 2004 to 189,191

•                  Basic video subscribers increased 850 from June 2004 to 2,952,213

•                  Total cable television revenue per basic video customer up 14% to $83.89 from $73.38 in the prior year period

•                  VOD/SVOD average revenue of $5.00 per digital subscriber per month

•                  A 10% increase in advertising revenue from the prior year period

•                  AOCF margin of 40.2% for the third quarter 2004

Lightpath - Business Services

For the third quarter, Lightpath reported $52.5 million in net revenues, a 20% increase compared to the prior year period. Lightpath also reported an operating loss of $0.8 million in the third quarter 2004 compared to an operating loss of $3.8 million in the prior year period.  The revenue increase is primarily attributable to an increase in data revenue from Optimum Online for business customer growth and transmission and internet access services revenue growth.  AOCF was $18.6 million, up 14% from the third quarter of 2003 driven by the revenue increases.  Net revenue for Lighpath includes the impact of Optimum Voice call completion activity, which has no impact on AOCF.

Rainbow Media’s Core Networks

Rainbow Media’s Core Networks’ (AMC, The Independent Film Channel (“IFC”), WE: Women’s Entertainment and Consolidated Regional Sports) third quarter net revenues increased 58% to $235.9 million over the prior year period.  For the third quarter of 2004, operating income increased 49% to $68.5 million and AOCF increased 39% to $92.6 million, each compared to the year-earlier period.  The consolidation of Fox Sports Net Chicago and Fox Sports Net Bay Area in 2003 and strong increases in affiliate and advertising revenues contributed to the solid revenue, operating income and adjusted operating cash flow results.

AMC/IFC/WE

Third quarter 2004 net revenues increased 22% to $130.2 million, operating income increased 43% to $41.7 million and AOCF increased 26% to $59.4 million, each compared to the year-ago period.  Third quarter growth is primarily due to higher affiliate revenue from gains in the number of AMC, IFC and WE viewing subscribers from September 2003 of 3%, 7% and 19%, respectively and a 45% increase in advertising revenue over the prior year period.  The third quarter 2003 results include $4.3 million of income from the sale of

Adelphia Communications receivables that were previously written off.  Excluding the sale, operating income and AOCF increased 68% and 39%, respectively.

Consolidated Regional Sports

Consolidated Regional Sports is comprised of Fox Sports Net Florida, Fox Sports Net Ohio, Fox Sports Net Chicago and Fox Sports Net Bay Area (Chicago and Bay Area were consolidated effective December 12, 2003 and are 60% owned by Rainbow).  Third quarter 2004 reported net revenues rose to $105.6 million from $42.7 million in the prior year period.  Third quarter 2004 reported operating income increased to $26.8 million from $16.9 million and AOCF increased to $33.2 million from $19.6 million, both compared to the prior year period.

Pro forma to reflect the consolidation of Fox Sports Net Chicago and Fox Sports Net Bay Area in 2003, net revenue increased 12% and AOCF increased 7%, due to higher affiliate revenue reflecting a 4% increase in viewing subscribers as well as higher advertising revenue. The third quarter 2003 results include $4.2 million of income from the sale of Adelphia Communications receivables that were previously written off.  Excluding the sale and pro forma to reflect the consolidation of Chicago and Bay Area, AOCF increased 24%.

Developing Programming/Other

Developing Programming/Other consists of Mag Rack, fuse, Rainbow Network Communications, News 12 Networks, MetroChannels, Rainbow Advertising Sales Corp., IFC Entertainment and other Rainbow developmental ventures.  Third quarter net revenues increased 8% to $51.9 million and the operating loss for the quarter declined to $16.8 million compared to an operating loss of $22.9 million for the year-earlier period.  The AOCF deficit for the quarter totaled $6.5 million compared to an AOCF deficit of $14.1 million for the prior year period.  The lower AOCF deficit is primarily attributable to: revenue growth at IFC Films relating to the co-distribution of Fahrenheit 9/11, higher revenue recorded at fuse due to a 16% increase in viewing subscribers, and higher advertising sales and lower expense levels at several of the programming services.

Madison Square Garden

Madison Square Garden’s businesses include: MSG Network, Fox Sports Net New York, the New York Knicks, the New York Rangers, the New York Liberty, the MSG Arena complex and Radio City Music Hall.  Madison Square Garden’s third quarter revenue increased 2% from the prior year period to $110.2 million. For the third quarter, operating income totaled $2.8 million compared to operating income of $4.2 million in the prior year period.  Third quarter AOCF was $15.2 million compared to $16.2 million in the prior year period.

Rainbow DBS – VOOM

As of September 30, 2004, Rainbow DBS had approximately 26,000 activated VOOM customers.  For the third quarter of 2004, Rainbow DBS reported net revenues of $5.9 million, primarily resulting from programming service fees, equipment rental fees and equipment sales.  No revenues were recorded for the 2003 period, as the service had not yet launched.  The operating loss for the third quarter totaled $75.3 million compared to an operating loss of $29.5 million in the year-earlier period.  The AOCF deficit for the third quarter 2004 was $60.4 million compared to $29.4 million in the year-earlier period.  The operating loss and AOCF deficit are primarily attributable to content development costs for the VOOM high definition channels, marketing and subscriber acquisition costs and costs associated with operating the uplink and broadcast facility and customer call center.

Theatres

For the third quarter, Clearview Cinemas’ net revenue totaled $22.5 million, a 7% increase compared to $21.0 million in the prior year period.  The operating loss for the third quarter was $0.9 million compared to an operating loss of $0.8 million in the prior year period.  The AOCF for the third quarter was $1.4 million compared to $0.9 million in the prior year period.

2004 Outlook

The company affirms and revises the previously issued 2004 guidance as outlined in the table below.  In anticipation of the spin off of Rainbow Media Enterprises, guidance for Rainbow Media’s National Networks (AMC/IFC/WE) and Rainbow Developing/Other is not addressed.

	Previous	Revised
Telecommunications
Basic video subscribers	+ approximately 0.5%	Unchanged
Revenue generating unit (RGU) net additions	875,000 to 925,000	1,000,000 to 1,100,000
Total revenue	+ 13% to 15%	At high end of range
Adjusted operating cash flow	+ 14% to 16%	At high end of range
Capital expenditures, Telecommunications and corporate	Approximately $600 million	Approximately $625 - $650 million
Free cash flow	Positive in Q4 Modestly negative full year 04	Unchanged Unchanged

Rainbow Media
Consolidated Regional Sports
Total revenue	+ 6% to 8%	+ 8% to 9%
Adjusted operating cash flow	+ 28% to 30%	In excess of 40%
Total revenue, as adjusted *	+ 4% to 5%	+5% to 6%
Adjusted operating cash flow, as adjusted *	+ 20% to 22%	+28% to 30%

Other
Adjusted operating cash flow deficit	Approximately $40 million	Unchanged

*                             Adjusted to give effect to retroactive affiliate settlements.

Note:       2004 guidance for revenue and adjusted operating cash flow treats the acquisition of Fox Sports Net Chicago and Fox Sports Net Bay Area as though both were consolidated on January 1, 2003.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization, excluding charges or credits related to our employee stock plan, including those related to the vesting of restricted shares, variable stock options and stock appreciation rights, and restructuring charges or credits.  We believe that the exclusion of such amounts allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of a fluctuating stock price (in the case of variable stock options and stock appreciation rights expense) or, in the case of restricted shares, the settlement of an obligation that will not be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  The company believes adjusted operating cash flow is an appropriate measure for evaluating the operating performance of its business segments and the company on a consolidated basis.  Adjusted operating cash flow and similar measures with other titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use revenue and adjusted operating cash flow measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  Adjusted operating cash flow should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance presented in accordance with generally accepted accounting principles (“GAAP”).  Since adjusted operating cash flow is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with other titles used by other companies.  For a reconciliation of adjusted operating cash flow to operating income, please see page 6 of this release.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation’s leading entertainment and telecommunications companies.  Its cable television operations serve more than 3 million households in the New York metropolitan area.  The company’s advanced telecommunications offerings include its iO: Interactive Optimum digital television offering, Optimum Online high-speed Internet service, Optimum Voice digital voice-over-cable service, and its Lightpath integrated business communications services.  Cablevision’s Rainbow Media Holdings LLC operates several successful programming businesses, including AMC, IFC, WE and other national and regional networks.  Rainbow also is a 50 percent partner in Fox Sports Net.  In 2003, Cablevision’s Rainbow DBS launched its VOOM satellite service, the first service to offer a comprehensive array of high-definition (HD) television programming.  In addition to its telecommunications and programming businesses, Cablevision is the controlling owner of Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty.  The company also operates New York’s famed Radio City Music Hall, and owns and operates Clearview Cinemas.  Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.

This earnings release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.  The company disclaims any obligation to update the forward-looking statements contained herein.

Contacts:	Charles Schueler	John Bier
	Senior Vice President	Senior Vice President
	Media and Community Relations	and Treasurer
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com

The 3Q 2004 earnings announcement will be Webcast live today at 10:00 a.m. EST

Conference call dial-in number is (973) 935-8507

Conference call replay number (973) 341-3080/ pin #5270689 until November 16, 2004

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003 (a)	2004	2003 (a)

Revenues, net	$1,169,029	$975,766	$3,568,430	$2,949,864
Adjusted operating cash flow	$352,854	$311,441	$1,055,996	$895,818
Stock plan expense	(6,755)	(1,428)	(16,899)	(21,620)
Restructuring credits (charges)	1,203	(8,004)	(2,186)	(11,423)
Operating income before depreciation and amortization	347,302	302,009	1,036,911	862,775
Depreciation and amortization	277,189	282,013	817,292	785,048
Operating income	70,113	19,996	219,619	77,727
Other income (expense):
Interest expense, net (b)	(172,062)	(167,670)	(528,387)	(421,310)
Equity in net income (loss) of affiliates	(6,234)	(2,918)	(7,349)	437,780
Loss on sale of cable assets	—	(13,644)	—	(13,644)
Write-off of deferred financing costs	(12,694)	—	(18,961)	—
Gain (loss) on investments, net	6,280	52,810	(9,906)	210,858
Gain (loss) on derivative contracts, net	21,623	(39,531)	(34,049)	(165,782)
Loss on extinguishment of debt	—	—	(72,495)	—
Minority interests	(13,966)	(15,638)	(64,834)	(128,334)
Other items, net	(23)	(115)	(89)	(2,307)
Loss from continuing operations before income taxes	(106,963)	(166,710)	(516,451)	(5,012)
Income tax (expense) benefit	43,788	51,432	159,436	(81,533)
Loss from continuing operations	(63,175)	(115,278)	(357,015)	(86,545)
Income (loss) from discontinued operations, net of taxes	—	8,316	(5,815)	(13,392)
Loss before extraordinary item	(63,175)	(106,962)	(362,830)	(99,937)
Extraordinary loss on investment, net of taxes	—	—	(7,436)	—
Net Loss	$(63,175)	$(106,962)	$(370,266)	$(99,937)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.22)	$(0.40)	$(1.24)	$(0.30)
Income (loss) from discontinued operations	$—	$0.03	$(0.02)	$(0.05)
Extraordinary loss	$—	$—	$(0.03)	$—
Net Loss	$(0.22)	$(0.37)	$(1.29)	$(0.35)
Basic weighted average common shares (in thousands)	287,173	286,716	287,006	285,054

(a)                      Results for the 2003 period have been restated to reflect the impact of amounts that were improperly recorded in 2002 and earlier periods and certain other adjustments.

(b)                     Includes a $43.6 million reclassification of dividends on CSC Holdings’ Series H and Series M Redeemable Preferred Stock for the three and nine months ended September 30, 2003, respectively, as a result of the implementation of Statement of Financial Accounting Standards No. 150 as of July 1, 2003.

ADJUSTMENTS TO RECONCILE OPERATING INCOME TO ADJUSTED OPERATING CASH FLOW

The following is a description of the adjustments to operating income included in this earnings release:

•                  Depreciation and amortization.  This adjustment eliminates depreciation and amortization in all periods.

•                  Stock plan income (expense).  This adjustment eliminates the income or expense associated with vesting, and marking to market, of variable stock options, stock appreciation rights granted under our employee stock option plan and charges related to the issuance of restricted shares.

•                  Restructuring charges (credits).  This adjustment eliminates the charges or credits recorded that are associated with costs related to the elimination of positions, facility realignment and other related costs in all periods.

CABLEVISION SYSTEMS CORPORATION

CAPITALIZATION AND LEVERAGE

(Dollars in thousands)

(Unaudited)

Actual September 30, 2004
CAPITALIZATION

Cash	$922,924

Bank debt	$2,480,708
Collateralized indebtedness	1,659,265
Senior notes and debentures	5,991,265
Senior subordinated debentures	746,134
Notes payable	150,000
Capital lease obligations	75,452
Debt	$11,102,824

LEVERAGE

Debt	$11,102,824
Less: collateralized indebtedness (1) and cash	2,582,189
Net debt	$8,520,635

	Ratio
Consolidated net debt/adjusted operating cash flow (2)	5.7	x
Restricted Group leverage (Bank Test)	5.1	x
CSC Holdings notes and debentures ratio (3)	5.1	x
Cablevision notes ratio (4)	6.3	x
Rainbow National Services notes ratio (5)	5.2	x

(1)                      Collateralized indebtedness is excluded for the purpose of the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company’s only obligation at maturity is to deliver the stock or its cash equivalent.

(2)                      Adjusted operating cash flow is annualized based on the quarterly results, except with respect to Madison Square Garden, which is based on a trailing 12 months due to its seasonal nature.

(3)                      Reflects debt to cash flow ratio applicable under indentures pursuant to which the CSC Holdings notes and debentures were issued.  The annualized AOCF (as defined) used in the Restricted Group bank leverage test and for the CSC Holdings indentures test was $1,264,088.

(4)                      Reflects debt to cash flow ratio under the Cablevision senior notes indentures.

(5)                      Reflects debt to cash flow ratio under the Rainbow National Services notes issued in August 2004. The annualized AOCF (as defined) used in the notes ratio was $268,738.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

NET REVENUES

	Three Months Ended September 30,		% Change
	2004	2003 (a)

Cable Television – Consumer Services	$742,848	$652,079	13.9%
Lightpath – Business Services.	52,510	43,875	19.7%
Eliminations (b)	(7,102)	(2,439)	(191.2)%
Total Telecommunications	788,256	693,515	13.7%
AMC/IFC/WE	130,240	106,980	21.7%
Consolidated Regional Sports	105,617	42,725	147.2%
Subtotal Core Networks	235,857	149,705	57.5%
Developing/Other	51,902	48,009	8.1%
Eliminations (b)	(7,506)	(7,290)	(3.0)%
Total Rainbow	280,253	190,424	47.2%
MSG	110,227	107,780	2.3%
Rainbow DBS	5,920	—	—
Theatres	22,463	20,955	7.2%
Other (c)	3,348	—	—
Eliminations (d)	(41,438)	(36,908)	(12.3)%
Total Cablevision	$1,169,029	$975,766	19.8%

NET REVENUES

	Nine Months Ended September 30,		% Change
	2004	2003 (a)

Cable Television – Consumer Services	$2,170,531	$1,870,401	16.0%
Lightpath – Business Services	149,381	132,683	12.6%
Eliminations (b)	(16,411)	(10,746)	(52.7)%
Total Telecommunications	2,303,501	1,992,338	15.6%
AMC/IFC/WE	385,959	321,049	20.2%
Consolidated Regional Sports	309,719	121,124	155.7%
Subtotal Core Networks	695,678	442,173	57.3%
Developing/Other	161,448	132,608	21.7%
Eliminations (b)	(21,789)	(19,138)	(13.9)%
Total Rainbow	835,337	555,643	50.3%
MSG	480,564	449,380	6.9%
Rainbow DBS	9,621	—	—
Theatres	59,339	61,700	(3.8)%
Other (c)	3,348	—	—
Eliminations (d)	(123,280)	(109,197)	(12.9)%
Total Cablevision	$3,568,430	$2,949,864	21.0%

(a)                      Net revenues for 2003 have been restated to reflect the impact of adjustments resulting from the investigation.

(b)                     Represents intra-segment revenues.

(c)                      Includes net revenues of PVI Virtual Media which was consolidated in the second quarter of 2004 in accordance with FIN 46.

(d)                     Represents inter-segment revenues.

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING CASH FLOW

	Operating Income (Loss)			Adjusted Operating Cash Flow (b)
	Three Months Ended September 30,		% Change	Three Months Ended September 30,		% Change
	2004	2003 (a)		2004	2003 (a)
Cable Television – Consumer Services	$115,668	$68,981	67.7%	$298,859	$257,792	15.9%
Lightpath – Business Services	(847)	(3,821)	77.8%	18,579	16,367	13.5%
Total Telecommunications	114,821	65,160	76.2%	317,438	274,159	15.8%
AMC/IFC/WE (c)	41,683	29,081	43.3%	59,439	47,111	26.2%
Consolidated Regional Sports	26,829	16,916	58.6%	33,151	19,597	69.2%
Subtotal Core Networks	68,512	45,997	48.9%	92,590	66,708	38.8%
Developing/Other (c)	(16,836)	(22,851)	26.3%	(6,494)	(14,116)	54.0%
Total Rainbow	51,676	23,146	123.3%	86,096	52,592	63.7%
MSG	2,779	4,240	(34.5)%	15,173	16,238	(6.6)%
Rainbow DBS	(75,273)	(29,463)	(155.5)%	(60,376)	(29,448)	(105.0)%
Theatres	(887)	(847)	(4.7)%	1,353	908	49.0%
Other (d)	(23,003)	(42,240)	45.5%	(6,830)	(3,008)	(127.1)%
Total Cablevision	$70,113	$19,996	—	$352,854	$311,441	13.3%

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING CASH FLOW

	Operating Income (Loss)			Adjusted Operating Cash Flow (b)
	Nine Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2004	2003 (a)		2004	2003 (a)
Cable Television – Consumer Services	$317,055	$181,635	74.6%	$849,579	$721,297	17.8%
Lightpath – Business Services	(7,565)	(6,991)	(8.2)%	52,205	52,031	0.3%
Total Telecommunications	309,490	174,644	77.2%	901,784	773,328	16.6%
AMC/IFC/WE (c)	121,004	98,012	23.5%	178,599	136,709	30.6%
Consolidated Regional Sports	76,233	34,016	124.1%	92,221	42,737	115.8%
Subtotal Core Networks	197,237	132,028	49.4%	270,820	179,446	50.9%
Developing/Other (c)	(53,322)	(81,254)	34.4%	(25,463)	(52,137)	51.2%
Total Rainbow	143,915	50,774	183.4%	245,357	127,309	92.7%
MSG	75,681	(6,863)	—	115,217	39,543	191.4%
Rainbow DBS	(211,601)	(34,766)	—	(177,152)	(34,590)	—
Theatres	(4,682)	(1,230)	—	1,488	4,385	(66.1)%
Other (d)	(93,184)	(104,832)	11.1%	(30,698)	(14,157)	(116.8)%
Total Cablevision	$219,619	$77,727	182.6%	$1,055,996	$895,818	17.9%

(a)                      Results for 2003 have been restated to reflect the impact of amounts that were improperly recorded in 2002 and earlier periods and certain other adjustments.

(b)                     Adjusted operating cash flow excludes restructuring charges (credits) of $(1.2) million and $2.2 million in the three and nine months ended September 30, 2004, and $8.0 million and $11.4 million in the three and nine months ended September 30, 2003.  It also excludes stock plan expense  of $6.8 million and $16.9 million in the three and nine months ended September 30, 2004, and $1.4 million and $21.6 million in the three and nine months ended September 30, 2003.  Adjusted operating cash flow includes long-term incentive plan expenses of $3.6 million and $26.3 million in the three and nine months ended September 30, 2004, and $13.4 million and $29.2 million in the three and nine months ended September 30, 2003.  The long-term incentive plan expenses are cash awards to senior executives of the company, some of which are performance based, that vest over varying periods.

(c)                      Operating income (loss) for AMC/IFC/WE and Developing/Other has been reclassified to reflect the push down from Rainbow Media Holdings of certain amortization expense of acquired intangibles and depreciation expense relating to the fair value step up of fixed assets.

(d)                     Other includes certain long-term incentive plan expenses, certain senior management retirement costs, and management bonuses.

SUMMARY OF OPERATING STATISTICS

(Unaudited)

	September 30, 2004	June 30, 2004	September 30, 2003
CABLE TELEVISION – Consumer Services
Homes Passed	4,427,561	4,416,505	4,392,617
Basic Video Customers (a)	2,952,213	2,951,363	2,957,650
Digital Video Customers	1,337,091	1,165,709	755,325
High-Speed Data Customers (b)	1,259,024	1,179,042	984,835
Voice Customers	189,191	115,048	5,006
Residential Telephone Customers	9,874	10,404	11,489
Total Revenue Generating Units	5,747,393	5,421,566	4,714,305
Basic Video Penetration	66.7%	66.8%	67.3%
Customer Relationships (c)	3,063,036	3,057,815	3,044,421
Monthly Churn	2.1%	1.8%	2.2%

iO – Digital Video
Customers	1,337,091	1,165,709	755,325
Penetration of Basic Video Customers	45.3%	39.5%	25.5%
Monthly Churn	3.1%	2.9%	3.3%

Optimum Online – High-Speed Data
Customers (b)	1,259,024	1,179,042	984,835
Penetration of Homes Passed	28.4%	26.7%	23.1%
Monthly Churn	2.6%	2.2%	2.6%

Optimum Voice – Voice
Customers	189,191	115,048	5,006
Penetration of Homes Passed	4.3%	2.7%	—

Optimum Telephone – Residential
Customers	9,874	10,404	11,489

Cable Television Revenues for the three months ended (dollars in millions, except per customer data)
Video (d)	$542	$537	$501
Advertising	24	26	22
Other (e)	4	5	3
Total Video Revenues	570	568	526
High-Speed Data	150	144	118
Residential Telephone and Other	23	18	8
Total Cable Television Revenue	$743	$730	$652
Average Monthly Cable Television Revenue per Basic Video Customer	$83.89	$82.60	$73.38

LIGHTPATH – Business Services
Buildings on-net (f)	1,634	1,697	1,625
Access Lines	151,210	145,530	140,282
Fiber Miles	121,995	120,817	118,173
Route Miles	2,390	2,360	2,292

Note:  Subscriber figures are not rounded.

(a)                      As a result of a bulk account analysis, the number of basic video subscribers reported as of September 30, 2003, was increased by approximately 2,690.

(b)                     Includes 33,535 business modem customers as of September 30, 2004; 31,011 as of June 30, 2004; and 23,175 as of September 30, 2003.

(c)                      Number of customers who receive at least one of the Company’s services.  Does not include 12,536 customers who subscribe only to business modem service.

(d)                     Video revenue includes analog, digital, PPV, VOD and SVOD revenue.

(e)                      Includes installation revenue, guide revenue, and other product offerings.

(f)                        As a result of an analysis, the number of buildings-on-net in September 2004 was reduced by approximately 90.

CABLEVISION SYSTEMS CORPORATION

SUMMARY OF OPERATING STATISTICS

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,
	2004	2003
CAPITAL EXPENDITURES

Consumer premise equipment	$124,693	$120,620
Scalable infrastructure	22,659	13,990
Line extensions	8,355	4,175
Upgrade/rebuild	2,034	31,709
Support	14,423	15,323
Total Cable Television – Consumer Services	172,164	185,817
Commercial (Lightpath)	11,981	19,446
Total Telecommunications	184,145	205,263
Rainbow	6,605	4,555
MSG	3,487	1,025
Rainbow DBS	21,936	23,722
Other (Corporate and Theatres)	1,183	2,931
Total Cablevision	$217,356	$237,496

	Nine Months Ended September 30,
	2004	2003
CAPITAL EXPENDITURES

Consumer premise equipment	$347,345	$361,616
Scalable infrastructure	43,800	41,186
Line extensions	18,981	15,853
Upgrade/rebuild	7,515	109,262
Support	32,484	32,007
Total Cable Television – Consumer Services	450,125	559,924
Commercial (Lightpath)	33,349	38,441
Total Telecommunications	483,474	598,365
Rainbow	12,587	10,772
MSG	6,527	3,539
Rainbow DBS	44,020	41,630
Other (Corporate and Theatres)	8,033	7,631
Total Cablevision	$554,641	$661,937

	Viewing Subscribers		Basic Subscribers
	September 30,		September 30,
	2004	2003	2004	2003
	(in thousands)
SUBSCRIBERS

AMC	75,600	73,500	83,500	80,800
WE	49,300	46,000	71,000	68,100
IFC	33,600	28,300	73,800	68,500
fuse	32,500	28,100	65,900	60,900
Consolidated Regional Sports (Florida, Ohio, Bay Area & Chicago)	15,800	15,200	17,200	16,400
Non-Consolidated Fox Sports Networks (New England)	3,700	3,600	4,200	4,200
Fox Sports Net	76,200	74,500	87,700	87,500